EXHIBIT 21.1

FARO TECHNOLOGIES, INC. LIST OF SUBSIDIARIES

Antares LDA	Antares, Portugal
Cam2 SRL	Rivoli, Italy
FARO Benelux BV	Eindhoven,Netherlands
FARO Business Technologies India Pvt. Ltd.	New Delhi, India
FARO Cayman LP	Georgetown, Cayman Islands
FARO Cayman Ltd	Grand Cayman, Cayman Islands
FARO Delaware Inc	Wilmington, Delaware, USA
FARO Deutschland Holding GmbH	Korntal-Münchingen, Germany
FARO Europe KG	Korntal-Münchingen, Germany
FARO FHN Netherlands BV	Amsterdam, Netherlands
FARO Japan KK	Nagoya, Japan
FARO Scanning AG	Korntal-Münchingen, Germany
FARO Scanner Production GmbH	Korntal-Münchingen, Germany
FARO Shanghai Co, Ltd	Shanghai, China
FARO Singapore PTE Ltd	Singapore, Singapore
FARO Spain SL	Barcelona, Spain
FARO Swiss Holding GmbH	Beringen, Switzerland
FARO Swiss Manufacturing GmbH	Beringen, Switzerland
FAO Tech Polska	Poznan, Poland
FARO Verwaltungs GmbH	Korntal-Münchingen, Germany
FARO Technologies (Thailand) Ltd.	Bangkok,Thailand
Faro Laser Trackers	Kennett Square, PA USA
3D Measurement Technologies, S de RL de CV	Col. Chapultec Morales Cd. De Mexico, Mexico
FARO France	Röthenbach/Allgäu, France
FARO UK	Coventry, United Kingdom
FARO Australia	Sydney, Australia